Exhibit 10.9

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made and is effective as of this 31st day of August, 2020 (the “Effective Date”) by and among Cullinan Florentine Corp., a Delaware corporation (“Licensee”) and having an address at 1 Main Street Suite 520, Cambridge, MA 02142, U.S.A., on the one hand, and Deutsches Krebsforschungszentrum or the German Cancer Research Center (“DKFZ”), Eberhard Karls University of Tuebingen, Faculty of Medicine (“University of Tübingen”), and Universitätsmedizin Gesellschaft für Forschung und Entwicklung mbH, Tübingen (“UFE”), on the other hand. DKFZ and University of Tübingen are collectively referred to herein as “Licensor.” Each of DKFZ, University of Tübingen, UFE and Cullinan are individually referred to herein as a “Party,” and they are collectively referred to herein as the “Parties”.

Recitals

WHEREAS, Licensee is engaged in the research and development of therapeutics for the treatment of diseases;

WHEREAS, Licensor possesses certain technology and related intellectual property rights useful for the research, development, and commercialization of therapeutics for the treatment of diseases; and

NOW THEREFORE, Licensor and Licensee, intending to be legally bound, agree as follows:

ARTICLE 1

Definitions

1.1    “Accounting Standards Securities” means generally accepted accounting principles in the United States (GAAP) or international financial reporting standards outside the United States (IFRS), in each case consistently applied, as may be applicable to the relevant Invoicing Entity from time to time.

1.2    “Additional Securities” means shares of capital stock, convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee; provided that, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.3    “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.3, “control” shall refer to (i) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person and (ii) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of Sections 1.47, 2.3, 3.1, 3.2, 3.3, 8.1, 8.2 and 8.4, Affiliates of Licensee shall exclude Persons controlled by Cullinan Oncology LLC or under common control of Cullinan Oncology LLC or any investor in Cullinan Oncology LLC (“Cullinan Affiliate Persons”) other than Licensee and its subsidiaries and Cullinan Affiliate Persons that have been granted rights by Licensee or its Affiliates with respect to Licensed Products. Notwithstanding the foregoing, for purposes of Sections 8.1, and 8.2, Affiliates of Licensor shall exclude Persons (i) controlled by DKFZ or under common control of DKFZ or (ii) controlled by University of Tübingen or under common control of University of Tübingen.

1.4    “Asset” means all Licensor’s FLT3 binders described as part of the invention in the provisional patent application with the Application Numbers [***]and the subsequently filed international patent application [***], any such binders in any format (monospecific, bispecific or other) other than formats (a) invented or Controlled by Licensor after the Effective Date and (b) to the extent Covered by Patent Rights or Know-How to which Licensee does not have a license. The Asset shall explicitly exclude [***]as described in the patent application [***].

1.5    “Board” means the Board of Directors of Licensee, as it may be constituted from time to time.

1.6    “Business Days” means a day that is not a Saturday, Sunday or a day on which banking institutions in Boston, Massachusetts, U.S.A. or Heidelberg, Germany are authorized by Law to remain closed.

1.7    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year hereunder shall commence on the Effective Date and the final Calendar Year hereunder shall end on the effective date of termination or expiration of this Agreement.

1.8    “Chief Executive Officer” means (a) with respect to Licensee, the Chief Executive Officer of Licensee or his or her designee, and (b) with respect to Licensor, the Chief Innovation Officer of DKFZ, or his or her designee.

1.9    “Commercialization” or “Commercialize” means any and all activities that relate to producing, manufacturing, marketing, promoting, distributing, importing or selling a product, including activities related to regulatory review and/or approval of a product.

1.10    “Competitive Product” means any of the following: [***].

1.11    “Confidential Information” means any confidential or proprietary information furnished by one Party to the other Party in connection with this Agreement, provided that such information is (i) specifically designated as confidential or (ii) reasonably identifiable by an individual familiar with the industry as confidential or proprietary. Confidential Information includes but is not limited to:

(a)    non-public information disclosed by Licensee to Licensor in reports submitted by Licensee to Licensor pursuant to Section 3.2;

(b)    non-public information disclosed by Licensor to Licensee in connection with the matters contemplated pursuant to Section 3.4;

(c)    non-public information disclosed by Licensor to Licensee relating to patent application prosecution files for the Licensed Patent Rights; and

(d)    information of one Party received by the other Party prior to the Effective Date pursuant to the Exclusive Option Agreement.

1.12    “Controlled” means, with respect to Patent Rights or Know-How, that a Party owns or has a license or sublicense to such Patent Rights or Know-How and has the ability to grant a license or sublicense to such Patent Rights or Know-How as provided for in this Agreement, or has the ability to assign its right, title and interest in and to such Patent Rights or Know-How, without violating the terms of any agreement or other arrangement with any Third Party.

1.13    “Cover,” “Covering” or “Covered” means, with respect to a product, technology, process or method, that in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue) or that in the absence of ownership of or a license granted to Know-How, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would constitute a misappropriation of such Know-How.

1.14    “EMA” means the European Medicines Agency and any successor governmental authority having substantially the same function.

1.15    “Exclusive Option Agreement” means that certain Exclusive Option Agreement by and among the Parties dated as of May 22, 2019.

1.16    “FDA” means the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

1.17    “Field” means all fields, including the diagnosis, prognosis, prevention or treatment of any human or animal disease or condition.

1.18    “Financing Threshold” means an aggregate total investment of [***] in cash since the date of incorporation or formation of Licensee, in one or a series of related or unrelated transactions, in each case, in exchange for Licensee’s capital stock.

1.19    “First Change of Control” means, with respect to Licensee, the first to occur of any of the following events: (a) any Third Party (or group of Third Parties) acquires through one or a series of related transactions (that shall be aggregated for the purposes hereof), directly or indirectly, shares of Licensee representing either (i) at least a majority of the voting power (where voting refers to being entitled to vote for the election of directors) then outstanding of Licensee or (ii) at least a majority of the equity then outstanding of Licensee; (b) Licensee consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into Licensee, in either event pursuant to a transaction in which at least a majority of the voting power or at least a majority of the equity of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting power or equity of Licensee immediately preceding such consolidation or merger; (c) Licensee, through one or a series of related transactions (that shall be aggregated for the purposes hereof), conveys, transfers, licenses and/or leases all or substantially all of its assets to a Third Party; or (d) Licensee, through one or a series of related transactions (that shall be aggregated for the purpose hereof), conveys, assigns, transfers, licenses and/or leases, as applicable, this Agreement or all or substantially all of its rights granted under this Agreement to a Third Party. Notwithstanding anything to the contrary in this paragraph, the sale of equity securities by Licensee for capital raising purposes in a financing transaction shall not be deemed a First Change of Control and changes in the ownership of any stockholder of Licensee, or of ownership of any such stockholder, shall not be considered in making the determination of the occurrence of a First Change of Control. For purposes of Sections 3.4, 4.5, and 5.3(b), the consummation of a First Change of Control of Licensee shall cause permanently such expiration, termination or other effect for the Term, and no such provision shall be considered readjusted to its terms prior to such First Change of Control in the event of a subsequent transfer or assignment of this Agreement to a successor Licensee.

1.20    “First Commercial Sale” means, with respect to a Licensed Product and a country, the first bona fide, arms-length sale of such Licensed Product in such country by or on behalf of Licensee or a Related Party after receipt of Regulatory Approval in the jurisdiction in question; provided, that, for clarity First Commercial Sale does not include the sale of a Licensed Product for compassionate use or clinical trial, provided, however, that such Licensed Product is supplied at or below cost.

1.21    “First IPO” means, with respect to Licensee, the first underwritten public offering of Licensee’s common stock under the Securities Act of 1933, as amended, or comparable law in a foreign jurisdiction, and the rules and regulations promulgated thereunder. For purposes of Section 4.5, the consummation of the First IPO shall cause permanently such expiration, termination or other effect for the Term, and no such provision shall be considered readjusted to its terms prior to such First IPO in the event of a subsequent transfer or assignment of this Agreement to a successor Licensee.

1.22    “Fully-Diluted Basis” means, as of a specified date, the number of shares of common stock of Licensee then-outstanding plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under any then-existing equity incentive plan of Licensee; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.23    “IND” means an Investigational New Drug Application filed with the FDA under 21 C.F.R. Part 312 for permission to conduct human clinical investigations.

1.24    “Intellectual Property” means ideas, concepts, discoveries, inventions, developments, Know-How, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, electronic code, data and rights (whether or not protectable under Law) or the like existing anywhere in the world, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

1.25    “Inventors” means [***] and [***].

1.26    “Know-How” means any and all commercial, technical, regulatory, scientific and other know-how and information, knowledge, technology, materials, methods, processes, practices, standard operating procedures, formulae, instructions, skills, techniques, procedures, assay protocols, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, regulatory filings, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, regulatory, manufacturing and quality control data and know-how, including study designs and protocols), whether or not confidential, proprietary or patentable, in written, electronic or any other form.

1.27    “Knowledge of Licensor” means the actual knowledge of [***] and [***] as of the Effective Date, and for the avoidance of doubt, not including any deemed knowledge or what should have been known by any such person.

1.28    “Law” means all laws, statutes, rules, codes, regulations, orders, judgments or ordinances applicable to a Party, this Agreement or the activities contemplated hereunder.

1.29    “Licensed Information” means the Technical Information, non-public Licensed Know-How and unpublished information contained within the Licensed Patent Rights.

1.30    “Licensed IP Rights” means the Licensed Know-How and Licensed Patent Rights.

1.31    “Licensed Know-How” means any and all Know-How Covering, and to the extent Covering, the Asset, including the Know-How described on Exhibit B and any Know-How Controlled by Licensor not specific to [***]; provided, however, that Licensed Know-How shall exclude Know-How Covering, and to the extent Covering, [***].

1.32    “Licensed Patent Rights” means all Patent Rights Covering the Asset, including all (i) patents, patent applications, and patent equivalents of this patent family [***] listed on Exhibit A and any claims of patent application [***] and (ii) any patent or patent application, utility patent or utility patent application, and innovation patent or innovation patent application claiming priority to any patent application identified in clause (i) (excluding continuation-in-part patents or patent applications except to the extent described in (iv) below) or any divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent or patent application identified in clause (i) or this clause (ii), (iii) all patents issuing from such patent applications identified in clause (i), (ii) or (iv), including any reissues, renewals, reexaminations, substitutions or extensions thereof, (iv) all continuations and claims of continuations-in-part applications that claim priority to and are entitled to the priority date of, and are directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in clause (i), (ii) or (iii) or any divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in this clause (iv), (v) all foreign counterparts of any of the foregoing and (vi) any supplementary protection certificates or patent term extensions in a country based on any patents or patent applications identified in any of clauses (i) through (v). For clarity, with respect to patent application [***], the patents or patent applications of the type described in the foregoing clause (ii) through (vi) shall only include such patents or patent applications Covering, and to the extent Covering, the Asset. Notwithstanding the foregoing provisions of this Section 1.32, Licensed Patent Rights shall exclude claims of Patent Rights Covering, and to the extent Covering, novel bispecific binder formats invented or Controlled by Licensor after the Effective Date.

1.33    “Licensed Product” means any product (a) on a country-by-country basis, the making, using, selling, offering for sale, importing or exporting of which in such country would, but for the licenses granted herein, infringe directly at least one (1) pending Valid Claim, were such Valid Claim to have issued, or issued Valid Claim under any of the Licensed Patent Rights in such country or (b) incorporates or comprises any Licensed Know-How. For clarity, the term “Licensed Product” as used in this Agreement does not reflect any stage or status of development or regulatory approval.

1.34    “Licensee Technology” shall mean (i) any and all Patent Rights and Know-How Controlled by Licensee or its Affiliates or permitted Sublicenses on the Effective Date or during the term of this Agreement and required or used for the development, manufacture or Commercialization of any Licensed Product; and (ii) trademarks and designs Controlled by Licensee or its Affiliates or permitted Sublicensees and required or used for the Comercialization of the Licensed Products. For the avoidance of doubt, Licensee Technology includes improvements to the Licensed Patent Rights developed by Licensee.

1.35    “Major European Market” means any of United Kingdom, France, Germany, Italy or Spain.

1.36    “NDA” means a New Drug Application (as defined in the United States Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (21 C.F.R. §§ 314 et seq.).

1.37    “Net Sales” means [***]:

(a)    Net Sales shall not include [***];

(b)    [***];

(c)    in the event that: [***]; and

(d)    [***].

[***]:

(1)    [***]; and

(2)    [***].

1.38    “Patent Rights” means with respect to any patents or patent applications, any and all (a) patents and patents issuing from such patent applications, (b) substitutions, divisionals, renewals, continuations or continuations-in-part (only to the extent of claims that are entitled to the priority date of the parent application); (c) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, re-issues and re-examinations; (d) other patents or patent applications claiming and entitled to claim priority to (i) such patents and patent applications and any patent or patent application specified in (a), (b) or (c), or (ii) any patent or patent application from which such patents and patent applications or a patent or patent application specified in (a), (b) or (c) claims and is entitled to claim priority; (d) all rights of priority attendant to such patents and patent applications and any of the patents and patent applications listed in (a) through (c); and (e) in each case of such patents and patent applications and of the patents and patent applications described in (a) through (d), including all counterparts and foreign equivalents thereof filed in any country, territory or jurisdiction in the world.

1.39    “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including a Party, or any government or agency or political subdivision thereof.

1.40    “Phase I Clinical Trial” means, as to a Licensed Product, [***].

1.41    “Phase II Clinical Trial” means, as to a Licensed Product, [***].

1.42    “Phase III Clinical Trial” means, as to a Licensed Product, [***].

1.43    “Pro Rata Basis” means allocated among DKFZ and UFE in such proportion such that DKFZ holds [***] and UFE holds [***] of any such amount.

1.44    “Prosecution and Maintenance” or “Prosecute and Maintain” means, with respect to the applicable Patent Rights, the preparation, filing, prosecution and maintenance of such Patent Rights, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent Rights, together with the initiation or defense of interferences, the initiation or defense of oppositions, post grant review, and other similar proceedings with respect to the particular Patent Rights, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to Patent Rights.

1.45    “Regulatory Approval” means, with respect to a country or territory, the approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of Regulatory Authorities necessary for the Commercialization of a pharmaceutical product in such country or territory, including, as applicable, approval of an NDA or comparable filing in the United States or approval of a comparable filing in any other country or jurisdiction, including a marketing authorization approval by the EMA.

1.46    “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a product in the applicable country.

1.47    “Related Party” means Licensee’s Affiliates, Sublicensees, and Third Parties granted rights by Licensee or its Affiliates with respect to Licensed Products.

1.48    “Royalty Term” shall mean with respect to a Licensed Product in a country, the period commencing on the date of First Commercial Sale of such Licensed Product in such country and ending on the later of (i) the expiration or termination of the last to expire Valid Claim of a patent covering the researching, developing, making, having made, using, selling, having sold, offering for sale, exporting or importing of such Licensed Product in such country and (ii) [***] of the date of First Commercial Sale of such Licensed Product in such country, [***].

1.49    “Sale Proceeds” means the net consideration (after deduction of (a) any commissions, fees, expenses and other charges incurred by Licensee on an arm’s length basis with any non-Affiliate or non-Cullinan Affiliate Person, (b) any fees and expenses incurred on behalf of Licensee under the terms of any management services agreement between Licensee and an Affiliate of Licensee or a Cullinan Affiliate Person and (c) any transaction bonuses, retention payments and other similar compensation, and expense reimbursements in the ordinary course, paid to employees of or consultants to Licensee) actually received by Licensee or any shareholder of Licensee (other than amounts allocable to any equity of Licensee held by Subscribers) in a First Change of Control, including, when and as received, (i) any net consideration received by Licensee or any shareholder of Licensee in such First Change of Control after the date of consummation of such First Change of Control, including milestone payments, royalties, escrow payments released back or refunded, earnout payments and other contingent payments (other than amounts allocable to any equity of Licensee held by Subscribers), and (ii) any net consideration received by Licensee or any shareholder of Licensee in each transaction that is a part of a First Change of Control that is a series of related transactions.

1.50    “Sublicensee” shall have the meaning set forth in Section 2.2(a).

1.51    “Subscription Agreements” means collectively the Subscription Agreements in the applicable form attached hereto as Exhibit E, entered into by and between Licensee and the applicable Subscriber in connection with the issuance of equity securities by Licensee under Section 4.2.

1.52    “Subscribers” means DKFZ and UFE.

1.53    “Technical Information” means all non-public Know-How Controlled by Licensor that is reasonably necessary to enable skilled employees of Licensee to use the Licensed IP Rights pursuant to the licenses granted herein and/or to use the Technology Transfer Materials, including any information described on Exhibit C.

1.54    “Technology Transfer Materials” means embodiments of the Licensed Patent Rights and Licensed Know-How, including nucleic acids, proteins, plasmids and cell lines, reasonably necessary to enable skilled employees of or consultants to Licensee to use the Licensed IP Rights pursuant to the licenses granted herein.

1.55    “Term” means the term of this Agreement as provided in Section 9.1.

1.56    “Territory” means worldwide.

1.57    “Third Party” means any Person other than a Party or any of its Affiliates.

1.58    “Valid Claim” means (a) a pending claim of a patent application included within the Licensed Patent Rights that has been neither abandoned, nor finally rejected without the possibility of appeal or refiling or without such appeal having been taken or refiling having been made within the applicable time so allowed, nor pending for more than [***] years from the priority date of such patent application or (b) an issued and unexpired claim of a patent included within the Licensed Patent Rights that has not been (i) abandoned or disclaimed or rendered unenforceable through disclaimer or otherwise or (ii) permanently revoked, withdrawn, canceled or disclaimed or held unenforceable, unpatentable, or invalid by a court or governmental authority of competent jurisdiction in an unappealable decision or unappealed in the time allowed for appeal.

1.59    Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
Anti-Dilution Shares	4.2	(a)

Bankruptcy Code	2.5	(a)

Cullinan Affiliate Persons	1.3

Deemed Calculation	1.49

Enforcement Notice	5.3	(b)

Enforcement Right	5.3	(b)

Definition	Section
Indemnified Party	8.3

Indemnifying Party	8.3

Joint Inventions	5.1

Joint Patent Rights	5.1

Performance Benchmark	3.1	(b)

Performance Date	3.1	(b)

PhD Research	2.7

PhD Student	2.7

Prosecuting Party	5.2	(b)

Publication	6.4

SEC Filing	6.5	(d)

Shares	4.2	(a)

Third Party Payments	4.4	(a)

ARTICLE 2

Grant of License; Technology Transfer

2.1    License Grant. Licensor hereby grants to Licensee (i) an exclusive (even as to Licensor, UFE and its and their Affiliates), worldwide, milestone- and royalty-bearing, license under the Licensed IP Rights, with the right to grant sublicenses through multiple tiers in accordance with Section 2.2, to research, develop, make, have made, use, sell, have sold, offer to sell, import, export, Commercialize or otherwise exploit Licensed Products, itself and through its Affiliates and Third Parties, within the Field.

2.2    Sublicensing.

(a)    Licensee shall have the right to grant sublicenses under the license granted to it under Section 2.1 hereof to Affiliates and Third Parties (each, a “Sublicensee”) through multiple tiers; provided that (i) any such sublicense granted to a Third Party shall be pursuant to a written agreement and each sublicense shall be subject to all relevant provisions, restrictions and limitations set forth in this Agreement and (ii) any such sublicense shall be granted for consideration negotiated by the parties on an arm’s length basis. Licensee shall be responsible for each of its Sublicensee’s complying with all obligations of Licensee under this Agreement that are applicable to sublicenses.

(b)    If this Agreement is terminated for any reason other than by Licensee pursuant to Section 9.4 (Termination for Convenience), then, at the option of any Sublicensee not in default of the applicable sublicense (or any provision of this Agreement applicable to such Sublicensee) and subject to the prior written consent of Licensor, not to be unreasonably withheld, conditioned or delayed, it shall become a direct licensee under, and subject to the terms and conditions of, this Agreement, subject only to modifications with respect to territory, field and exclusivity so as to accommodate all such Sublicensees and without application of Section 4.2 to any such Sublicensee.

2.3    Affiliates. Licensee may exercise or perform, or have exercised or performed on its behalf, some or all of its rights or obligations under this Agreement by one or more of Licensee’s Affiliates. Licensee shall be responsible for each of its Affiliates’ compliance with all obligations of Licensee under this Agreement.

2.4    Subcontractors. Licensee may exercise or perform some or all of its rights or obligations under this Agreement by subcontracting the exercise or performance of all or any portion of such rights and obligations on Licensee’s behalf, provided that Licensee shall be responsible for each of its subcontractors complying with all obligations of Licensee under this Agreement.

2.5    Section 365(n) of the Bankruptcy Code.

(a)    All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended or any comparable Law outside the United States (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Licensor agrees that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Law outside the United States that provide similar protection for “intellectual property.” Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

(b)    In the event that, as a result of bankruptcy, insolvency, or other similar proceeding by or against Licensor, Licensee is unable to obtain or retain the licenses set forth in Section 2.1 of this Agreement under Section 365(n) of the Bankruptcy Code or provisions of applicable federal, state or foreign law analogous to Section 365(n) of the Bankruptcy Code, Licensee shall have a right to purchase Licensor’s right, title and interest in and to the Licensed IP Rights at fair market value, provided that Licensee gives Licensor written notice of such intention no later than four (4) weeks after Licensee becomes aware of the commencement of such bankruptcy proceeding. The fair market value of the Licensed IP Rights shall be determined by an assessment made by a mutually agreed upon third party, or, if the Parties do not agree within thirty (30) days of Licensee’s written notice, a third party reasonably selected by Licensee with a background in conducting such assessments. The costs of any such assessment shall be borne equally by the Parties.

2.6    Technology Transfer. Promptly following the Effective Date and payment by Licensee of the amount provided in Section 4.1, Licensor will convey to Licensee the Technical Information and Technology Transfer Materials in the Control of any Inventor as of the Effective Date that have not been conveyed to Licensee prior to the Effective Date in connection with the Exclusive Option Agreement. During the Term, Licensor will from time to time promptly convey to Licensee any additional Technical Information and Technology Transfer Materials that are generated, developed, invented or conceived by any Inventor or that come under the Control of any Inventor after the Effective Date. Licensor will also provide Licensee with reasonable, mutually agreed upon access (which may include, at Licensee’s request, access by phone or in person at Licensor’s facilities or at Licensee’s facilities) to Licensor personnel involved in the research and development of any Licensed IP Rights in order to enable skilled employees of or consultants to Licensee to practice the licenses granted herein. Licensor shall not be required to incur any out-of-pocket expenses to conduct any of the above transfers or provide technical assistance; any such reasonable, documented expenses shall be reimbursed by Licensee.

2.7    Additional Covenants. During the Term, except in connection with the fulfillment of any obligations of Licensor to Licensee under this Agreement or another written agreement between the Parties, Licensor shall not permit either of the Inventors to, research, develop, manufacture, use, import, export, offer to sell, sell, have sold or Commercialize any Competitive Product, and shall not grant any Third Party any right or license, or any option or other right to acquire a right or license, to research, develop, make, have made, use, import, export, offer to sell, sell, have sold or Commercialize any Competitive Product anywhere in the world. For clarity, this Section 2.7 imposes no restrictions on any employee or member of the faculty or staff of Licensor, other than the Inventors. The Parties agree that the provisions of Section 2.7 do not restrict customary supervision by [***].

2.8    Permitted Research. Notwithstanding Section 2.7 to the contrary, if during the Term, Licensee approves the conduct of any research of a Competitive Product as proposed by the Inventors, such approval shall be set forth in a written agreement signed by Licensee and Licensor that sets forth in reasonable detail the scope of such research. Any such research shall be strictly non-commercial, and no Third Party shall have any rights in or to the results of such research. Licensor shall provide Licensee with semi-annual, written reports of planned experiments within the scope of the approved research and the results of completed experiment. The Parties agree that the provisions of this Section 2.8 do not require a further written approval by Licensee in connection with the conduct of the PhD Research by the PhD Student, and that in lieu of the semi-annual reports provided above in this Section 2.8, Licensor shall provide Licensee with a copy of the final results of the PhD Research, including a copy of the resulting thesis as submitted by the Student. Any publications related to such approved research or the PhD Research or the results thereof shall be subject to pre-publication review and delay on the terms provided in Section 6.4.

ARTICLE 3

Development and Commercialization

3.1    Diligence.

(a)    General. Licensee shall use commercially reasonable efforts, either itself or through its Affiliates and Sublicensees, to research and develop [***] Licensed Product for use in the Field and to obtain Regulatory Approval of [***] Licensed Product for use in the Field in a country in the Territory. For each Licensed Product that obtains Regulatory Approval in a country in the Territory, Licensee shall use commercially reasonable efforts to make such product available to patients.

(b)    Performance Objectives. Licensee shall achieve, either itself or through its Affiliates and Sublicensees, each of the benchmarks set forth on Exhibit D (each, a “Performance Benchmark”) by the date specified for such benchmark on Exhibit D (each, a “Performance Date”). If a Performance Benchmark is not achieved by the applicable Performance Date, Licensee may, at its option, extend the Performance Date for achievement of such Performance Benchmark by [***] by providing written notice to Licensor, such notice setting forth in reasonable detail the reasons for such delay and a plan for achieving such Performance Benchmark, and paying to Licensor a non-refundable, non-creditable extension fee of [***] per each such extension. Licensee may extend the Performance Date for any single Performance Benchmark up to [***] times; provided that the total number of extensions available under this Agreement is [***] extensions. The extension of the Performance Date for a Performance Benchmark shall also extend, automatically and without further action or payment by Licensee, all subsequent Performance Dates for subsequent Performance Benchmarks. If a Performance Benchmark is not achieved by the applicable Performance Date as adjusted to the maximum extent provided above in this Section 3.1(b), Licensee may seek a further extension by providing written notice to Licensor, such notice setting forth in reasonable detail the reasons for such delay and a plan for achieving such Performance Benchmark, and any such extension shall be subject to the prior written approval of Licensor, such approval not to be unreasonably withheld or delayed.

3.2    Progress Reports. Until the First Commercial Sale of a Licensed Product in any country, for so long as Licensee or any of its Affiliates or Sublicensees is developing Licensed Products, Licensee shall provide, within [***] after the end of each Calendar Year, a written progress report to Licensor that summarizes in reasonable detail the status of Licensee’s development efforts with respect to Licensed Products during such Calendar Year.

3.3    Compliance. Licensee shall, and shall ensure that its Affiliates and Sublicensees, and its and their subcontractors, conduct all development, manufacture and Commercialization of Licensed Products in compliance with all Laws.

3.4    Clinical Sites. Licensee shall use commercially reasonable efforts to offer DKFZ and/or University of Tübingen an opportunity to act as clinical trial sites in each clinical trial of a Licensed Product that will be conducted under a Clinical Trial Application (“CTA”) in the European Union. DKFZ and University of Tübingen acknowledge and agree that such efforts of Licensee are not a guarantee that DKFZ and/or University of Tübingen will, in fact, be chosen as clinical trial sites, and that any selection of DKFZ and/or University of Tübingen as clinical trial sites is subject to a determination of the suitability in all respects of DKFZ and/or University of Tübingen to act as a clinical trial site for such clinical trial. The rights of DKFZ and University of Tübingen set forth in this Section 3.4 shall terminate and be of no further force or effect immediately before the closing of the First Change of Control.

ARTICLE 4

Payments and Payment Terms

4.1    Option Exercise Payment. Licensee shall pay to Licensor a non-refundable, non-creditable option exercise fee Six Hundred Thousand U.S. Dollars ($600,000). Licensor shall provide an invoice for such option exercise fee promptly upon request of Licensee.

4.2    Equity.

(a)    Issuances. In accordance with the terms of the Subscription Agreements, as applicable, Licensee has issued to Subscribers, on or before the Effective Date and as partial consideration for the licenses granted hereunder, 725,118 shares of common stock of Licensee (which shares shall be allocated among DKFZ and UFE on a Pro Rata Basis), representing collectively eight percent (8%) of Licensee’s outstanding capital stock on a Fully-Diluted Basis as of the date of such issuance after giving effect to such issuance (the “Shares”). For clarity, University of Tübingen, as a Licensor, has agreed that any rights to receive its portion of the Shares as consideration as a Licensor shall be provided to UFE and UFE shall hold [***] % of the Shares instead of University of Tübingen. The Parties agree that the Shares have a value as of the Effective Date of $[***].

(b)    Board Member. For so long as Subscribers hold of record at least [***] of the shares of capital stock issued to Subscribers in accordance with this Section 4.2, DKFZ and UFE, acting jointly, shall have the right to appoint [***] to serve as a voting member of the Board, subject to the provisions of this Agreement or any voting or investors’ rights agreement to which Subscribers become a party, provided that at such time as Licensee has issued debt, equity, derivative or convertible securities in a financing of Licensee after the achievement of the Financing Threshold, such right to appoint such representative shall expire and service of such representative shall continue at the discretion of the Board and stockholders of Licensee.

4.3    Milestones. Licensee shall pay to Licensor non-refundable, non-creditable milestone payments in the following amounts after the occurrence of the following events, whether triggered by Licensee, its Affiliates or Sublicensees in connection with the first achievement by a Licensed Product of the respective milestones set forth below:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(a)    For purposes of the milestone events set forth above, [***].

(b)    Each of the above milestone payments shall be due and payable within [***] after the occurrence of the applicable event by Licensee or its Affiliates and within [***] after the occurrence of the applicable event by a Sublicensee. Licensor shall provide an invoice for each milestone payment promptly upon request of Licensee.

(c)    Each of the foregoing milestone payments is paid one time only, and the aggregate amount of all milestones payments payable to Licensor is [***].

4.4    Royalties. Subject to the adjustments provided in Sections 4.4(a) and 4.4(b) below and the limitations provided in Section 4.4(c) below, Licensee shall pay to Licensor a running royalty on Net Sales of each Licensed Product in each country in the Territory during the applicable Royalty Term for such Licensed Product in such country, with the royalty percentage calculated on a Licensed Product-by-Licensed Product basis in accordance with the table set forth below within [***] following the last day of the Calendar Year in which such royalty accrues:

For that portion of worldwide Net Sales of a Licensed Product in such calendar year on a Licensed Product-by-Licensed Product basis that is:	Royalty Percentage
Less than or equal to [***]	[***]
Greater than [***]	[***]

(a)    Third Party Payment Offset. In the event that Licensee, in order to exploit the licenses granted to it under this Agreement, makes running royalty payments on net sales of a Licensed Product in any country to one or more third parties (“Third Party Payments”) as consideration for a license to intellectual property rights held by such parties that Company believes in good faith claim are necessary to Commercialize a Licensed Product in such country, Company shall have the right, on a country-by-country basis, to reduce the royalty payments otherwise due to Licensor under this Section 4.4(a) for such Licensed Product by [***] of such Third Party Payments

(b)    Absence of Patent Coverage. In the event that a Licensed Product at the time of sale during the Royalty Term in a given country is a Licensed Product due only to the application of clause (ii) of the definition of Licensed Product set forth in Section 1.33 and not clause (i) thereof, then the royalty rate provided for such Licensed Product in such country shall be reduced by [***] from that set forth in the table above in this Section 4.4(b) for such portions of the Royalty Term for such Licensed Product in such country.

(c)    Maximum Reduction. Notwithstanding anything in Section 4.4(a) or 4.4(b) above to the contrary, in no event shall the aggregate, worldwide royalties due to Licensor for Net Sales of any Licensed Product in a Calendar Year be reduced to an amount less than the amount that would be calculated using the following minimum royalty percentages:

For that portion of Net Sales of a Licensed Product in such calendar year on a Licensed Product-by-Licensed Product basis that is:	Minimum Royalty Percentage
Less than or equal to [***]	[***]
Greater than [***]	[***]

(d)    Reports. Licensee shall deliver to DKFZ within [***] after the end of each Calendar Year beginning with the first Calendar Year for which royalties are due pursuant to this Sections 4.4 a royalty report setting forth for such Calendar Year, on a Licensed Product-by-Licensed Product basis, the following: the gross sales of Licensed Product; the Net Sales of Licensed Product; and, if applicable, the currency conversion rates used to convert Net Sales of Licensed Product in currencies other than the US Dollar into US Dollars.

4.5    Success Fee. Upon the First Change of Control, Licensee shall pay a non-refundable, non-creditable “Success Fee” equal to the Sale Proceeds, when and as received (including, in the case of a First Change of Control that is a series of related transactions, when and as received in each transaction that is a part of such First Change of Control), multiplied by the applicable Success Percentage set forth in the table set forth below:

For a First Change of Control that closes:	Success Percentage
Prior to Licensee’s having incurred aggregate expenses since inception of at [***]	[***]
After Licensee’s having incurred aggregate expenses since inception of at [***]	[***]

Such payment shall be accompanied by a report setting forth in reasonable detail the calculation of Sale Proceeds. The rights of Licensor set forth in this Sections 4.5 shall terminate and be of no further force or effect, and no Success Fee shall be due or payable hereunder, upon the earliest to occur of: (i) immediately before the consummation of the First IPO, (ii) immediately before Licensee becomes a reporting company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; or (iii) immediately after payment of amounts due hereunder in connection with the closing of the First Change of Control, provided that such termination in the case of a First Change of Control shall not alter or terminate Licensor’s right to receive pursuant to this Section 4.5 amounts due to Licensor on account of receipt of Sale Proceeds after the date of consummation of such First Change of Control.

4.6    Payment Provisions.

(a)    Payments. Each element of consideration set forth in this Article 4 shall be provided by Licensee to DKFZ in accordance with the payment methods set forth herein, except that the Shares shall be issued to DKFZ and UFE on a Pro Rata Basis in accordance with Section 4.2(a).

(b)    Late Payments. Unless otherwise expressly provided herein, all payments by Licensee shall be due [***] after the date on which such payment obligation arises. Licensee shall pay interest to Licensor on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate of [***] above the basic rate of interest announced from time to time by the Deutsche Bundesbank as required pursuant to Section 247 of the German Civil Code (Bürgerliches Gesetzbuch), or any successor law, per annum for the period during which such payment remains overdue.

(c)    Mode of Payment; Currency Conversion. All payments under this Agreement, shall be made by deposit of U.S. Dollars in the requisite amount to such bank account as each of DKFZ and University of Tübingen, as Licensor, may from time to time designate by notice to Licensee. All sums due under this Agreement shall be payable in U.S. dollars, and Licensor shall bear any exchange fees as a result of the conversion of U.S. dollars into any other currency in which such bank account may be denominated.

(d)    Blocked Payments. In the event that, by reason of applicable Laws or regulations in any country, it becomes impossible or illegal for Licensee or its Affiliates to transfer, or have transferred on its behalf, payments due hereunder to Licensor, such payments shall be deposited in local currency in the relevant country to the credit of Licensor in a recognized banking institution designated by Licensor or, if none is designated by Licensor within a period of [***], in a recognized banking institution selected by Licensee or its Affiliates.

(e)    Taxes. Indirect taxes (such as sales tax, consumption tax and other similar taxes) in connection with this Agreement shall be borne by Licensor, and Licensee may deduct, withhold or offset from any payments hereunder any sales taxes, or other similar taxes or governmental charges and any penalties levied thereon, however value added tax (VAT) shall economically be borne by the Party whose jurisdiction of domicile imposes such VAT (e.g., Licensee shall bear any VAT imposed by the United States on payments to Licensor hereunder and shall not deduct such amount from any payment to Licensor). Income taxes based upon a payment hereunder as income of Licensor shall be solely the responsibility of Licensor. If Licensee is required to withhold taxes imposed upon payments to Licensor due hereunder (other than any VAT imposed by the United States on payments to Licensor hereunder), then Licensee may deduct from such payments to Licensor any such withholding taxes and shall pay such withheld amounts to the proper tax authorities for credit to the tax account of Licensor. Licensee shall provide to Licensor receipts of payment of any such withholding taxes promptly after payment. Licensee shall provide Licensor with reasonable assistance in efforts by Licensor to reduce any withholding taxes as far as possible under the provisions of any relevant tax treaty or other statutory or regulatory provision.

4.7    Records; Audit Rights.

(a)    Records. Licensee shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate books and records of all Licensed Products sold which enable the royalties and other amounts payable hereunder to be verified. Licensee shall maintain (and shall cause its Affiliates and its and their Sublicensees to maintain) such records for at least three (3) Calendar Years following the end of the Calendar Year to which they pertain.

(b)    Audits of Licensee. During the Term and for [***] thereafter, upon the written request of DKFZ and not more than [***]in each Calendar Year, Licensee shall permit, and shall cause its relevant Affiliate(s) to permit, an independent certified public accounting firm of internationally recognized standing selected by DKFZ, and reasonably acceptable to Licensee or such relevant Affiliate(s), to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Licensee or its Affiliates, as applicable, to verify the accuracy of the royalty reports and payments under Section 4.4. Such review shall consist solely of a review of the information and reports in the possession of Licensee or such relevant Affiliate(s) relating to Net Sales in any Calendar Year ending not more than [***] prior to the date of such request. Such accounting firm shall disclose to DKFZ and Licensee only whether the royalty reports and related amounts paid are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to DKFZ.

(c)    Audits of Sublicensees. Licensee shall ensure that any sublicense granted under Section 2.2 shall include audit provisions consistent in all material respects to those set forth in this Section 4.7(c) and Section 4.7(d). During the term of each such sublicense and for [***] thereafter, upon the written request of DKFZ and not more than [***] in each Calendar Year, Licensee shall direct, and shall cause, each of its Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by DKFZ, and reasonably acceptable to Licensee and such Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of such Sublicensee to verify the accuracy of the royalty reports and applicable payments provided under Section 4.4. Such review may cover the records for Licensed Product sales made in any Calendar Year ending not more than [***] prior to the date of such request. Such accounting firm shall disclose to Licensee and such Sublicensee whether the royalty reports and related amounts paid are correct or incorrect and the specific details concerning any discrepancies.

(d)    Audit Terms of General Application. (i) If an accounting firm performing an audit pursuant to Section 4.7(b) or 4.7(c) concludes that additional payments were owed to Licensor during an audited period, Licensee shall pay such additional payments within [***] after the date DKFZ delivers to Licensee such accounting firm’s written report identifying such underpayment. For clarity, in the case of a sublicense, Licensor shall have no obligation to seek payment from the applicable Sublicensee, and it shall be Licensee’s responsibility to collect any amounts owed by such Sublicensee. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable to Licensor in subsequent payment periods (or fully refundable, if no future amounts are payable to Licensor). DKFZ shall pay for the cost of any such audit conducted by, on behalf of or upon the request of Licensor pursuant to Section 4.7(b) or 4.7(c), unless Licensee has underpaid Licensor by [***] or more, in which case Licensee shall pay for the costs of such audit.

(e)    Licensor shall treat all information that it receives under this Section 4.7 as Confidential Information of Licensee subject to the confidentiality provisions of Article 6 and shall cause its accounting firm to enter into a confidentiality agreement with, and reasonably acceptable to, Licensee or the Sublicensee, as applicable, obligating such firm to retain all such information in confidence pursuant to terms at least as protective of Licensee or such Sublicensee as those contained herein, provided that such obligation shall not restrict the right of such accounting firm to disclose such information to Licensor to the extent necessary for Licensor to enforce its rights under this Agreement.

ARTICLE 5

Intellectual Property Protection and Related Matters

5.1    Ownership. As between the Parties, each Party shall solely own all Intellectual Property, including Patent Rights related thereto, made, conceived, reduced to practice, or otherwise discovered, whether prior to, on or after the Effective Date, solely by employees, agents and consultants of such Party or its Affiliates. In the case of Licensor as the Party owning any such Patent Rights or other Intellectual Property that are: (y) derived from the Licensed Patent Rights; or (z) derived from Licensed Know-How, Licensor shall promptly notify Licensee of such Patent Rights (and provide Licensee with a copy of any filings related thereto promptly after filing) or other Intellectual Property. Each Party shall own an equal, undivided interest in all Intellectual Property, including Patent Rights related thereto, made, conceived, reduced to practice, or otherwise discovered in the course of conducting such Party’s obligations or exercising its rights under this Agreement, jointly by or on behalf of each Party (or their respective Affiliates, independent contractors or sublicensees (including Sublicensees) or its or their respective directors, officers, employees or agents) (collectively, “Joint Inventions” and the Patent Rights based on or Covering such Joint Inventions, the “Joint Patent Rights”). Each Party shall have full rights to license, assign and exploit such Party’s interest in such Joint Inventions and Joint Patent Rights anywhere in the world, without any requirement of gaining the consent of, or accounting to, the other Party, subject to the licenses granted herein and subject to any other intellectual property held by such other Party. Each Party shall promptly disclose to the other all Joint Inventions, in each case, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, independent contractors’ or sublicensees’ (including Sublicensees’) directors, officers, employees or agents describing such Joint Inventions. For purposes of determining ownership under this Section 5.1, inventorship shall be determined in accordance with the applicable Laws. The rights of Licensor in any Joint Inventions shall become Licensed Know-How hereunder, and the rights of Licensor in any Joint Patent Rights shall become Licensed Patent Rights hereunder, in each case without any further action by the Parties.

5.2    Prosecution and Maintenance of Licensed Patent Rights.

(a)    From and after the Effective Date, Licensee shall assume responsibility – including, but not limited to, fiscal responsibility – for the Prosecution and Maintenance of all Licensed Patent Rights worldwide and, unless otherwise provided in this Agreement, shall have the sole right, at its discretion, to Prosecute and Maintain all Licensed Patent Rights worldwide. Licensor shall use its commercially reasonable efforts to transition the Prosecution and Maintenance of all Licensed Patent Rights to Licensee promptly after the Effective Date and to reasonably assist Licensee in such transition and assumption. Licensee shall pay for all reasonable and documented out-of-pocket costs associated with such transition, including any costs to Licensor’s extant patent attorneys and staff but excluding any amounts for reimbursement of past expenses. Unless otherwise provided in this Agreement, Licensee shall have the sole right, but not the obligation, to Prosecute and Maintain any patent contained in the Licensed Patent Rights in a country. If Licensee elects to cease the Prosecution or Maintenance of a Licensed Patent Right, including a Joint Patent Right, Licensee shall provide Licensor with written notice immediately upon the decision to discontinue the Prosecution or Maintenance of such Patent Right, as the case may be, in any event, however, not later than ninety (90) calendar days before any relevant deadline relating to or any public disclosure of the relevant Patent Rights. In such event, Licensee shall permit Licensor, at Licensor’s sole discretion but after discussion with Licensee and in good faith consideration of the reasons of Licensee for ceasing the Prosecution or Maintenance of such Licensed Patent Right, to take over or continue, as the case may be, the Prosecution and Maintenance of such Patent Right at Licensor’s own expense. Licensee shall execute such documents and perform such acts, at the Licensor’s expense, as may be reasonably necessary to permit Licensor to take over and continue the Prosecution and Maintenance of such Patent Right on behalf and in the name of Licensee. Any such Patent Rights shall remain Licensed Patent Rights.

(b)    The Party controlling the Prosecution and Maintenance of the applicable Licensed Patent Rights or Joint Patent Rights in accordance with Section 5.2(a) is referred to as the “Prosecuting Party”. With respect to the Prosecution and Maintenance of Licensed Patent Rights, the Prosecuting Party shall: (i) choose patent counsel reasonably acceptable to the other Party; (ii) instruct such patent counsel to furnish the other Party with copies of all correspondence relating to the Licensed Patent Rights received from the United States Patent and Trademark Office and any other patent office promptly after receipt; (iii) instruct such patent counsel to furnish the other Party with copies of all correspondence relating to the Licensed Patent Rights sent to the United States Patent and Trademark Office and any other patent office promptly after it is sent; and (iv) to the extent practicable, instruct such patent counsel to furnish the other Party with copies of all proposed filings or other correspondence to the United States Patent and Trademark Office and any other patent office sufficiently in advance of such filing to permit the other Party a reasonable opportunity to review and comment on such response. The Prosecuting Party shall consider in good faith the comments and requests of the other Party with respect to the Prosecution and Maintenance of the applicable Licensed Patent Rights and shall communicate such comments and requests to its patent counsel.

(c)    All non-public information exchanged between the Parties regarding Prosecution, Maintenance and enforcement of the Licensed Patent Rights, and all shared information regarding analyses or opinions of third party intellectual property, shall be deemed Confidential Information of the disclosing Party (except in the case of Licensed Patent Rights that are Joint Patent Rights, in which case such non-public information shall be deemed the Confidential Information of both Parties). In addition, the Parties acknowledge and agree that, with regard to Prosecution, Maintenance and enforcement of the Licensed Patent Rights, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patent Rights or the Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

(d)    Each Party shall cooperate with the Prosecuting Party and its patent counsel in Prosecution and Maintenance of the Licensed Patent Rights in all countries, including, as applicable, (i) providing the Prosecuting Party and its patent counsel with data and other information as appropriate with respect thereto, (ii) providing any necessary powers of attorney (including limited powers of attorney) and (iii) executing any other required documents or instruments for such Prosecution and Maintenance.

(e)    Licensee shall be responsible for all fees and costs charged by patent counsel with respect to the Prosecution and Maintenance of the Licensed Patent Rights at Licensee’s request and all other out-of-pocket costs and expenses incurred by Licensee as Prosecuting Party in connection with such Prosecution and Maintenance of the Licensed Patent Rights during the Term. For clarity, such expenses shall not include any expenses of Licensor incurred by Licensor in connection with (i) its rights to review and comment on patent prosecution, (ii) its rights to undertake enforcement actions, or (iii) any actions undertaken by Licensor other than at Licensee’s request.

5.3    Third Party Infringement.

(a)    Each Party shall notify the other Party promptly of any knowledge it acquires of any actual or potential (i) infringements of the Licensed Patent Rights or (ii) unauthorized use or misappropriation of any of the Licensed Know-How, in each case of (i) and (ii), with respect to any activities of a Third Party in the Field in any country in the world and shall provide the other Party with all available evidence regarding such known or suspected infringement or unauthorized use.

(b)    Right of Enforcement.

(i)    Unless otherwise provided in this Agreement, Licensee shall have the sole right, but not the obligation, to initiate a lawsuit or take other reasonable action to enforce the Licensed Patent Rights and to defend the Licensed Know-How (“Enforcement Right”). Licensor shall cooperate fully in the prosecution of any such suit or action as may be reasonably requested by Licensee upon notifying Licensor in writing of making use of its Enforcement Right (such written notice the “Enforcement Notice”), including joining any action as party-plaintiff if required by law, regulation or court or administrative order; provided that Licensee shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Licensor in connection with such cooperation. Should Licensee make use of the Enforcement Right, (i) Licensee shall have the sole and exclusive right to select counsel for any suit or action initiated by it pursuant to this Section 5.3(b) and shall bear its own out-of-pocket costs incurred in any such suit or action, including the fees and expenses of the counsel selected by it, and (ii) any amount recovered in any suit or action or settlement of any such suit or action brought pursuant to this Section 5.3(b)(i) shall be applied first to reimburse Licensee in an amount equal to its out-of-pocket costs and expenses of the suit or action, with the remainder to be divided as follows: [***] to Licensee; and [***] to Licensor. Notwithstanding anything in the foregoing to the contrary, Licensee shall not settle or compromise any suit or action brought pursuant to this Section 5.3(b)(i) in a manner that imposes any limitations or restrictions on the Licensed IP Rights, without Licensor’s written consent.

(ii)    If Licensee after notification pursuant to Section 5.3(b) does not provide Licensor with an Enforcement Notice within three (3) months after a respective request by Licensor (which request shall state with reasonable specificity the nature of the alleged infringement of the Licensed Patent Rights and/or alleged misappropriation of the Licensed Know-How in the case at hand and the name of the person or entity engaging in such alleged infringement and/or alleged misappropriation), the Parties shall meet promptly to discuss the reasons for Licensee’s failure to provide such Enforcement Notice and the potential economic or other effects on Licensee and Licensor of any enforcement action or failure to take such action. If within four (4) weeks after such meeting the Parties have not agreed on whether or not Licensee will exercise the Enforcement Right and Licensee still does not provide Licensor with an Enforcement Notice, then Licensor may notify Licensee that Licensor will be exercising the Enforcement Right, at Licensor’s sole expense, with respect to the alleged infringement and/or alleged misappropriation in the case at hand. Prior to exercising the Enforcement Right, Licensor shall discuss with Licensee and consider in good faith the reasons of Licensee for its not exercising the Enforcement Right. Upon such notice, the Enforcement Right of Licensee with respect to the alleged infringement and/or alleged misappropriation in the case at hand (and not with respect to any other case of alleged infringement and/or alleged misappropriation) shall terminate. Should Licensor make use of the Enforcement Right, (i) Licensor shall have the sole and exclusive right to select counsel for the applicable suit or action initiated by it pursuant to this Section 5.3(b)(ii) and shall bear its own out-of-pocket costs incurred in any such suit or action, including the fees and expenses of the counsel selected by it, (ii) Licensor shall keep Licensee reasonably informed of the progress and status of any such lawsuit or other action and shall consider in good faith the comments of Licensee with respect to such lawsuit or other action and the settlement or other disposition thereof, and (iii) any amount recovered in any suit or action or settlement of any such suit or action brought pursuant to this Section 5.3(b)(ii) shall be applied first to reimburse each Party in an amount equal to its out-of-pocket costs and expenses of the suit or action, with the remainder to be divided as follows: [***] to Licensor; and [***] to Licensee. Notwithstanding anything in the foregoing to the contrary, Licensor shall not settle or compromise any suit or action brought pursuant to this Section 5.3(b)(ii) in a manner that imposes any limitations or restrictions on the rights and licenses granted to Licensee under this Agreement, without Licensee’s written consent.

5.4    Patent Invalidity Claim. During the Term, Licensor shall promptly notify Licensee in the event of any legal or administrative action by any Third Party against a Licensed Patent Right of which Licensor becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding or similar proceeding. Unless otherwise provided in this Agreement, Licensee shall have the sole right, but not the obligation, to defend or take any other action with respect to such legal or administrative action by a Third Party. Licensor shall cooperate fully with Licensee in preparing and formulating a response to such legal or administrative action and taking any further defense or other actions with respect thereto. If Licensee elects to cease the defense of a Licensed Patent Right described above, Licensee shall provide Licensor with written notice immediately upon the decision to discontinue the defense of such Patent Right, as the case may be, in any event, however, not later than [***] before any relevant deadline relating to or any public disclosure of the relevant Patent Rights. In such event, Licensee shall permit Licensor, at Licensor’s sole discretion, to take over or continue, as the case may be, the defense of such Patent Right at Licensor’s own expense. Licensee shall execute such documents and perform such acts, at the Licensor’s expense, as may be reasonably necessary to permit Licensor to take over and continue the defense of such Patent Right on behalf and in the name of Licensee.

5.5    Patent Term Extensions. Licensee shall have the sole right to obtain patent term extensions or supplemental protection certificates or their equivalents with respect to any Licensed Patent Right in any country worldwide, including with respect to any Licensed Product in the Field, and Licensor shall reasonably cooperate with Licensee in connection therewith.

5.6    Joint IP Rights. During the term of this Agreement, and subject to the rights, licenses and obligations (including royalty obligations) of Licensee hereunder with respect to Licensor’s rights in Joint Inventions and Joint Patent Rights: (a) Licensee is entitled to practice Joint Inventions and Joint Patent Rights for all purposes on a worldwide basis and license Joint Inventions and Joint Patent Rights without consent of and without a duty of accounting to Licensor; and (b) Licensor will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Inventions and Joint Patent Rights, throughout the world, necessary to provide Licensee with such rights of use and exploitation of the Joint Inventions and Joint Patent Rights, and will execute documents as necessary to accomplish the foregoing. In the event of any expiration or termination of this Agreement: (A) both Parties are entitled to practice Joint Inventions and Joint Patent Rights for all purposes on a worldwide basis and license Joint Inventions and Joint Patent Rights without consent of and without a duty of accounting to the other Party; and (B) each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Inventions and Joint Patent Rights, throughout the world, necessary to provide the other Party with such rights of use and exploitation of the Joint Inventions and Joint Patent Rights, and will execute documents as necessary to accomplish the foregoing.

ARTICLE 6

Confidentiality

6.1    Confidential Obligations. Each Party shall (a) maintain in strict confidence the Confidential Information of the other Party to the same extent such Party maintains its own confidential information, but in no event less than a reasonable degree of care, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party (except as permitted pursuant to Section 6.3 below), and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement. The obligations of confidentiality, non-disclosure and non-use under this Section 6.1 shall be in full force during the Term and for a period of [***] thereafter. Each Party, upon the request of the other Party, will return all copies of or destroy (and certify such destruction in writing) the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, within [***] of such request or, if earlier, the termination or expiration of this Agreement; provided however that a Party may retain (i) Confidential Information of the other Party which expressly survives such termination pursuant to this Agreement, and (ii) one (1)

copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof; provided, further, that a Party is not required to return or destroy Confidential Information contained in electronic back-ups unless and until such Confidential Information is accessed. The Confidential Information of Licensee includes (w) the Licensed Know-How insofar as it relates to researching, developing, using, manufacturing, selling, offering to sell, importation, exportation, Commercializing or otherwise exploiting Licensed Products, (x) the Licensed Information, (y) the identity, function, molecular mechanism and/or stage of development of a Licensed Product, and (z) any reports or other information provided to Licensor hereunder, including the information provided pursuant to Section 3.2, or 3.4.

6.2    Exceptions to Confidentiality. Notwithstanding the foregoing, the obligations of confidentiality set forth in Section 6.1 shall not apply to information that, in each case as demonstrated by competent written documentation:

(a)    is publicly disclosed or made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)    was known to the receiving Party, without any obligation to keep it confidential, prior to the date of first disclosure by the disclosing Party to the receiving Party, as shown by the receiving Party’s files and records;

(c)    is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d)    has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; or

(e)    has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

6.3    Authorized Disclosure. Notwithstanding Section 6.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)    Prosecuting and Maintaining Patent Rights in accordance with this Agreement; provided that the non-filing Party whose Confidential Information is being disclosed is given a reasonable opportunity to review the proposed disclosure of such Confidential Information and the filing Party considers in good faith any comments provided by the non-filing Party;

(b)    communicating and making filings with Regulatory Authorities or otherwise complying with applicable Laws or submitting information to tax or other governmental authorities; provided that if a Party is required by Law to make any public disclosure of Confidential Information of the other Party, to the extent it may legally do so, it will give reasonable advance written notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);

(c)    for Regulatory Approval of Licensed Products or to research, develop, make, have made, use, have used, offer to sell, sell, import, export, Commercialize or otherwise exploit Licensed Products in accordance with this Agreement;

(d)    to its Affiliates, and to prospective and actual acquirers, lenders, licensees, and sublicensees, and to each of their employees, consultants, contractors, agents, accountants, lawyers, advisors, investors and underwriters, on a need to know basis, each of whom, in the case of Third Parties, prior to disclosure must be bound by written or professional ethical obligations of confidentiality and non-use equivalent in scope to those set forth in this Article 6; or

(e)    to the extent mutually agreed to in writing by the Parties.

6.4    Scientific Publications. Licensor shall provide Licensee with a copy of any manuscript, abstract or other proposed publication relating to a Competitive Product, Licensed IP Rights, Licensed Information or Technology Transfer Materials on which any Inventor or any member of the laboratory of either of the Inventors is an author or any research permitted by Licensee in accordance with Section 2.8 (each, a “Publication”), prior to submission thereof to a publisher or to any Third Party, and in any case, not less than [***] prior to any public disclosure, for the purposes of (a) protecting disclosure of Licensed Information or Confidential Information of Licensee that might be contained in such Publication and (b) securing patent protection for any patentable inventions described in such Publication. Following receipt of such proposed Publication, Licensee shall, within [***] after receipt of the Publication, have the right to recommend any deletions it reasonably believes are necessary to remove from public disclosure any Licensed Information or Confidential Information of Licensee, and Licensor shall make such deletions. In addition, Licensee shall, within [***] after receipt of the Publication, have the right to cause Licensor to delay such submission or public disclosure for a period of up to [***], in order to provide Licensor and Licensee time to obtain appropriate intellectual property protection of any patentable inventions described in such Publication. Licensor shall cooperate reasonably with any request by Licensee to obtain such intellectual property protection during such [***] period. Licensor shall not disclose, and shall not permit the disclosure, in any Publication any Licensed Information or Confidential Information of Licensee without Licensee’s prior written consent.

6.5    Press Releases and Other Permitted Disclosures.

(a)    Licensor and Licensee each agree not to disclose any of the terms and conditions of this Agreement to any Third Party, except as described below in this Section 6.5 or as otherwise agreed in writing by the Parties. If requested by any Party, the Parties will, in good faith, agree on a press release to be issued by Licensee announcing this Agreement; provided that the timing of the publication and release of such press release is in the sole discretion of Licensee. Subject to the other provisions of this Agreement, no other press release, public statement or public disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by a Party without the prior written approval of the other

Party. If disclosure of the terms and conditions of this Agreement, including the amount of any payment, or its filing publicly is required by applicable Law or applicable stock exchange regulation, or by order or other ruling of a competent court or governmental authority, as set forth in Section 6.5(d), then Licensor or Licensee, as the case may be, may also disclose such terms or this Agreement in a public statement or disclosure. Once any public statement or public disclosure has been approved in accordance with this Section 6.5, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

(b)    Licensee may disclose the terms and conditions of this Agreement to (i) its Affiliates, employees, consultants, agents or professional advisors (including attorneys, accountants and actual and prospective investment bankers), (ii) actual or potential investors, lenders, Sublicensees, licensees, licensors or collaborators, or (iii) acquirers or merger partners that have entered into a letter of intent or are actively negotiating a license, acquisition or merger agreement with Licensee; in each case under the foregoing clause (i), (ii) or (iii), under obligations of confidentiality materially consistent with those set forth herein (other than with respect to duration of confidentiality obligations, with respect to which Licensee may agree to a shorter period), and solely in connection with Licensee performing its obligations or exercising its rights under this Agreement or for the purpose of assisting the recipient with evaluating and entering into a transaction with Licensee.

(c)    Licensor may disclose the terms and conditions of this Agreement under obligations of confidentiality materially consistent with those set forth herein to (i) its Affiliates, employees, consultants, agents or professional advisors (including attorneys, accountants and actual and prospective investment bankers) solely in connection with Licensor performing its obligations or exercising its rights under this Agreement or for the purpose of assisting the recipient with evaluating and entering into a transaction with Licensor; provided, however, that Licensor shall redact financial terms from any such disclosure made to any actual or potential licensee, and (ii) [***] solely in connection with Licensor performing its obligations under the terms of any agreement regarding the funding of research from which the Licensed IP Rights were generated.

(d)    Notwithstanding the foregoing provisions of this Article 6, a Party may disclose the existence and terms of this Agreement where required, as reasonably determined by the legal counsel of the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court or other governmental authority, although, to the extent practicable, the other Party shall be given at least [***] advance written notice of any such legally required disclosure to comment and the disclosing Party shall reasonably consider such comments provided by such other Party on the proposed disclosure. In case either Party is obliged to publicly disclose or file this Agreement as a “material agreement” in accordance with applicable Law or applicable stock exchange regulations (“SEC Filing”), this Agreement shall be redacted by the filing Party to the extent permissible upon the advice of legal counsel, and the filing Party shall provide the other Party a copy of such redacted Agreement in advance of such SEC Filing to enable the other Party to review and comment on the scope of such redaction; provided that the filing Party shall consider in good faith any comments provided by such other Party.

ARTICLE 7

Representations, Warranties and Covenants

7.1    Representations of Authority. Each Party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

7.2    Consents. Each Party represents and warrants that as of the Effective Date all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

7.3    No Conflict. Each Party represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable Laws and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

7.4    Employee, Consultant and Advisor Obligations. Each Party represents and warrants that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors who may receive Confidential Information of the other Party under this Agreement has executed an agreement or has an existing obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article 6.

7.5    Intellectual Property.

(a)    Licensor represents and warrants to Licensee that (i) Licensor owns the entire right, title and interest in and to the Licensed IP Rights, Technical Information and Technology Transfer Materials, free and clear of all liens, charges and encumbrances, (ii) Licensor has the right to grant to Licensee the rights and licenses under the Licensed IP Rights, Technical Information and Technology Transfer Materials granted in this Agreement and has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Licensed IP Rights, Technical Information or Technology Transfer Materials in any manner inconsistent with the terms hereof, and will not take any of the foregoing actions in any manner inconsistent with the terms hereof, (iii) none of the Licensed Patent Rights was fraudulently procured from the relevant governmental patent granting authority, (iv) as of the Effective Date, and, to the Knowledge of Licensor, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or misappropriation of the Licensed Know-How, Technical Information or Technology Transfer Materials or challenges Licensor’s ownership of the Licensed Patent Rights, Licensed Know-How, Technical Information or Technology Transfer Materials or makes any adverse claim with respect thereto, including any claim the exercise of the Licensed Patent Rights, or the exercise or use of the Licensed Know-How, Technical Information or Technology Transfer Materials, infringes or misappropriates Intellectual Property of any Third Party, and, to the Knowledge of Licensor, there is no basis for any such claim, demand or proceeding, (v) to the Knowledge of Licensor, as of the Effective Date, the Licensed Patent Rights are not being infringed by any Third Party and neither the Licensed Know-How, Technical Information or Technology Transfer Materials is being misappropriated by any Third Party, and (vi) as of the Effective Date, the Licensed Patent Rights include all Patent Rights Controlled by Licensor that Cover the Asset.

(b)    Licensor shall not, during the Term, sell, assign, transfer, license, pledge, fail to maintain Control of, otherwise dispose of, or grant any option or other right, title or interest in to or under, or incur any lien or encumbrance on, any Licensed IP Rights, Technical Information or Technology Transfer Materials.

7.6    Third Party Agreements. Licensor represents and warrants to Licensee that it has made available to Licensee true, correct and complete copies of all agreements with Third Parties relating to the Licensed IP Rights, Technical Information or Technology Transfer Materials effective at any time prior to the Effective Date, including any and all material transfer agreements, subject to the confidentiality agreement requirements therein. Further, Licensor shall deliver to Licensee any and all data and reports received from Third Parties regarding the Asset pursuant to such agreements, subject to the confidentiality requirements therein.

7.7    No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN AND TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT AND TO THE FULLEST EXTENT PERMITTED BY LAW, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 8

Indemnification; Insurance; and Limitation on Damages

8.1    By Licensee. Licensee agrees to defend Licensor, its Affiliates and their respective directors, officers, employees, consultants and agents at Licensee’s cost and expense, and shall indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, employees, consultants and agents from and against any liabilities, losses, costs, damages, reasonable fees or expenses arising out of any Third Party claim, suit, action or demand relating to (i) any breach by Licensee of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the research, development, making, having made, using, selling, having sold, importing exporting or Commercialization Licensed Products by or on behalf of Licensee or its Affiliates or Sublicensees.

8.2    By Licensor. Licensor agrees to defend Licensee, its Affiliates and their respective directors, officers, employees, consultants and agents at Licensor’s cost and expense, and shall indemnify and hold harmless Licensee and its Affiliates and their respective directors, officers, employees, consultants and agents from and against any liabilities, losses, costs, damages, reasonable fees or expenses arising out of any Third Party claim, suit, action or demand relating to (i) any breach by Licensor of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the research and development of Licensed Products by or on behalf of Licensor or its Affiliates.

8.3    Procedures. A Person entitled to indemnification under this Article 8 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of any claim, suit, action or demand for which indemnification is sought under this Agreement; provided, however, that no delay or failure on the part of an Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within [***] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim, suit, action or demand with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein with counsel of its own choosing at its own expense; provided that, the Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnified Party and any other party represented by such counsel. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

8.4    Insurance. Licensee shall procure and maintain insurance or self-insurance, including general liability insurance and, starting at the time at which a Licensed Product first enters clinical testing in human subjects by or on behalf of Licensee or its Affiliates or Sublicensees, product liability insurance, in each case adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated, which insurance shall identify Licensor as an additional insured starting at the time at which a Licensed Product first enters clinical testing in human subjects by or on behalf of Licensee or its Affiliates or Sublicensees. It is understood that any such insurance shall not be construed to create a limit of liability with respect to the indemnification obligations under this Article 8. Licensee shall provide Licensor with written evidence of such insurance upon request. Licensee shall provide Licensor with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which could adversely affect rights hereunder.

8.5    No Consequential or Punitive Damages; Limitation of Liability. EXCEPT WITH RESPECT TO (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, SUITS, ACTIONS OR DEMANDS, (B) A BREACH OF THE CONFIDENTIALITY OBLIGATIONS OF ARTICLE 6, OR (C) A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY HERETO WILL BE LIABLE FOR:

(a)    INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, OR

(b)    LOSS OF PROFITS, DATA, GOODWILL OR REPUTATION, WHETHER DIRECT OR INDIRECT,

ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

EXCEPT WITH RESPECT TO WILLFUL MISCONDUCT BY LICENSOR, THE LIABILITY OF LICENSOR UNDER THIS AGREEMENT IS LIMITED TO A MAXIMUM OF [***] OR THE TOTAL AMOUNT LICENSOR HAS RECEIVED PURSUANT TO THIS AGREEMENT FROM THE EFFECTIVE DATE UP TO THE DATE THE DAMAGE OCCURRED, WHICHEVER IS LESS.

EXCEPT WITH RESPECT TO LIMITATION OF LICENSOR’S LIABILITY AS SET FORTH IN THE LAST PRECEDING PARAGRAPH, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED SO AS TO LIMIT OR EXCLUDE A PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY ITS NEGLIGENCE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED SO AS TO LIMIT OR EXCLUDE A PARTY’S LIABILITY CAUSED BY FRAUD OR ANY OTHER LIABILITY THAT CANNOT BE EXCLUDED BY LAW.

ARTICLE 9

Term and Termination

9.1    Term. This Agreement shall become effective as of the Effective Date and unless earlier terminated as set forth in this Article 9, shall otherwise remain in effect on a perpetual basis (the “Term”).

9.2    Termination for Material Breach. Upon any material breach of this Agreement by either Party, the other Party may terminate this Agreement by providing [***] prior written notice ([***] prior written notice with respect to a payment breach) to the breaching Party, specifying the material breach. The termination shall become effective at the end of the [***] (or [***], as applicable) period unless the breaching Party cures such breach during such [***] (or [***], as applicable) period.

9.3    Termination for Insolvency Event. To the extent allowed under applicable Law, a Party shall have the right to terminate this Agreement in the event that (a) the other Party becomes unable to pay its debts as they fall due, or the value of its assets is less than the amount of its liabilities taking into account its contingent and prospective liabilities, (b) in relation to the other Party, a statutory demand is served, a receiver is appointed or any insolvency procedure is instituted or occurs (other than pursuant to a corporate restructuring) that is not dismissed or otherwise disposed of within [***] thereafter and/or the relevant administrator, liquidator or receiver has not, within [***] after the receipt of an inquiry from the other Party, confirmed that it (on behalf of the affected Party) will adopt this Agreement, or (c) any order is made for or there occur proceedings constituting main proceedings in relation to the other Party in any member state of the European Union, or (d) any analogous demand, appointment or procedure is instituted or occurs in relation to the other Party in any jurisdiction in which the other Party carries on business.

9.4    Termination for Convenience. Licensee may terminate this Agreement, at any time and for any reason or no reason after the first filing for IND or CTA, by providing [***] prior written notice to Licensor. The termination shall become effective at the end of the [***] period.

9.5    Termination for Challenge of Licensed Patent Rights. If Licensee or any of its Affiliates (directly or upon its instruction, individually or in association with any other person or entity) challenges the validity of the Licensed Patent Rights in a legal proceeding or knowingly supports a Third Party in the challenge of a Licensed Patent Right in a legal proceeding (in each case before a court of competent jurisdiction) (each, a “Patent Challenge”), Licensor may terminate this Agreement upon [***] prior written notice. Any such termination shall only become effective if Licensee or its Affiliate has not withdrawn such action upon notification by Licensor before the end of the above notice period. In the event a Sublicensee of Licensee (directly or upon its instruction, individually or in association with any other person or entity) initiates a Patent Challenge, Licensor may terminate this Agreement hereunder upon [***] prior written notice. Any such termination shall only become effective if Licensee does not reasonably assert its rights under the applicable sublicense agreement to terminate such sublicense before the end of the above notice period; provided, however, that Licensee shall not be required to assert a right to terminate the applicable sublicense, and Licensor shall have no right to terminate this Agreement, if Licensee does not assert its rights under the applicable sublicense agreement to terminate such sublicense upon advice of reputable intellectual property counsel to Licensee that such rights, or asserting or seeking to assert such rights, are contrary to applicable law or are unenforceable against such Sublicensee. For clarity, a Patent Challenge shall not include: (1) arguments that distinguish the inventions claimed in patents or patent applications owned or controlled by Licensee, its Affiliate or relevant Sublicensee (“Licensee Patents”) from those claimed in the License Patent Rights under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Licensee Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration, wherein the Licensee Patents have been challenged; (2) arguments or assertions as to whether the Licensed Patent Rights claim a given product; (3) payments of patent costs to another licensor or assignor of Licensee Patents as required by the agreement under which rights to such patent rights were obtained, even if such other licensor or assignor is engaging in behavior or presenting arguments that would themselves be considered a Patent Challenge if done by the Licensee, its Affiliate or relevant Sublicensee; or (4) Licensee, its Affiliate or relevant Sublicensee being named as an essential party, real party in interest or other status similar to either of the foregoing in an adversarial proceeding or making such filings or responses as may be legally required in a proceeding not initiated by Licensee, its Affiliate or relevant Sublicensee.

9.6    [Reserved].

9.7    Continued Sales. For a period of [***] after the effective date of termination of this Agreement, if such termination occurs after Regulatory Approval of a Licensed Product, Licensee and its Affiliates and Sublicensees shall be entitled to finish work in progress and to sell any of the Licensed Products remaining in inventory in accordance with the terms of this Agreement to the extent such Licensed Products were being sold at the time of termination, provided that such sales and related activities shall be subject to the terms and conditions of this Agreement.

9.8    Effects of Termination.

(a)    Generally. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination. In the event of any termination of this Agreement, the Parties will work together in good faith to determine and implement reasonable wind-down procedures with respect to relevant Licensed Product- related activities ongoing at the time of such termination, which shall include continuation of the licenses granted to Licensee hereunder (and subject to the continuing terms and conditions of this Agreement) to permit Licensee and its Affiliates and Sublicensees to continue and complete any ongoing clinical trials of Licensed Products and to make or have made such Licensed Products as necessary to continue and complete such clinical trials; provided, however, in that the event such termination is by Licensor pursuant to Section 9.2, and 9.4, such activities shall be limited to those necessary for Licensee to comply with regulatory obligations, or medical or ethical obligations to patients consistent with industry standards.

(b)    Rights and Licenses. In the event of any termination of this Agreement by Licensor pursuant to Section 9.2, 9.3 or 9.5, or by Licensee pursuant to Section 9.4, upon the effective date of such termination: (i) all rights and licenses granted herein to Licensee shall terminate with respect to the terminated Licensed Product(s) and all such rights and licenses granted by Licensor to Licensee shall revert to Licensor, other than any continuing rights provided in Section 9.7 or 9.8(a); and (ii) Licensee shall return or destroy all Confidential Information of Licensor; and (iii) Licensee shall free of charge provide Licensor with access to all data, including but not limited to all development information, formulation data, manufacturing processes, regulatory approvals and clinical data, in its possession generated by or on behalf of Licensee on Licensed Product(s) researched, developed, manufactured or Commercialized under this Agreement, subject to the terms of any applicable confidentiality agreements; and (iv) Licensee shall negotiate in good faith, expeditiously and with the intention of enabling the continued development of Licensed Products on an uninterrupted basis with Licensor the terms, such terms being customary in the market, under which Licensee would grant, and shall grant in accordance with such terms, to Licensor (A) a non-exclusive, perpetual and worldwide license (with the right to sublicense in multiple tiers) (1) under the Licensee Technology to the extent such Licensee Technology has been used for the development, manufacture or Commercialization of the Licensed Products and (2) to all data, including but not limited to all development information, formulation data, manufacturing processes, regulatory approvals and clinical data, in Licensee’s possession generated by or on behalf of Licensee on Licensed Product(s) researched, developed, manufactured or Commercialized under this Agreement, and (B) an assignment to Licensor of any regulatory approvals and materials, including but not limited to cell lines, drug substances and drug products, in its possession generated by or on behalf of Licensee on Licensed Product(s) researched, developed, manufactured or Commercialized under this Agreement (provided that Licensee may not charge Licensor an amount more than Licensee’s cost plus [***] for any such materials), in each instance of the foregoing clauses (A) and (B) for the continued development, manufacture or Commercialization of the Licensed Products and subject to any restrictions, limitations and obligations provided under the terms of any agreement pursuant to which Licensee has obtained rights or licenses in or to any Licensee Technology, such data, regulatory approvals or materials. Licensee shall undertake to take any actions and execute any instruments, assignments and documents as may be reasonably necessary to affect the aforementioned license and assignment to Licensor. In the event of any termination of this Agreement by Licensee pursuant to Section 9.2 or 9.3, upon the effective date of such termination: (i) all rights and licenses granted herein to Licensee shall terminate with respect to the terminated Licensed Product(s) and all such rights and licenses granted by Licensor to Licensee shall revert to Licensor, other than any continuing rights provided in Section 9.7 or 9.8(a) and (ii) Licensee shall return or destroy all Confidential Information of Licensor.

9.9    Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1 (Definitions) (to the extent necessary to give effect to other surviving provisions), Article 6 (Confidentiality), Article 8 (Indemnification; Insurance; and Limitation on Damages) (other than Section 8.4 (Insurance)) and Article 10 (Miscellaneous Provisions), and Sections 2.2 (Sublicensing) (and such other provisions of this Agreement as are necessary to give effect to the continuing licenses contemplated under Section 2.2), 4.5 (Success Fee) (until all amounts payable in accordance with its terms are paid), 4.7 (Reports; Audit Rights) (for a period of [***] after expiration or termination), 5.1 (Ownership), 5.6 (Joint IP Rights), 9.7 (Continued Sales) (for the period set forth therein), 9.8 (Effects of Termination) and this Section 9.9 (Survival).

ARTICLE 10

Miscellaneous Provisions

10.1    Governing Law; Language. This Agreement and all disputes arising out of or related to this Agreement, whether of a contractual or non-contractual nature, shall be construed and the respective rights of the Parties determined in accordance with the laws of Germany, without reference to any rules of conflict of laws and the UN Law on the International Sale of Goods (CISG). This Agreement and all communications related to it, or to any dispute or controversy arising out of it, shall be conducted in English.

10.2    Notice. All notices required to be given under this Agreement shall be in writing and addressed to a Party at its address set forth beneath its signature below, and shall be sufficiently given (a) upon receipt, (b) [***] (calculated at the location of the recipient) after deposit with a reputable, international express courier service for next or second Business Day delivery, or [***] after being deposited with the applicable postal service if sent by prepaid, express, first class, certified or registered mail, return receipt requested. A Party may change its address for the giving of notices hereunder by written notice given in accordance with the terms of this Section 10.2. With respect to any notice given to Licensor or to any or all of DKFZ, University of Tübingen or UFE hereunder, such notice shall be given by Licensee to DKFZ, with a copy to each of University of Tübingen and UFE.

10.3    Assignment. Neither Party may, without the consent of the other Party, assign or transfer any of its rights and obligations hereunder; provided that (a) each Party may assign and transfer this Agreement, in its entirety, without the consent of the other Party, in connection with a sale or transfer of all or substantially all of its business and assets to which this Agreement relates, including by way of merger, consolidation, transfer, or sale of assets related to this Agreement, except to Affiliates of Licensee, and (b) Licensee may assign and transfer this Agreement, in its entirety, subject to the prior written consent of the Licensor (such consent not to be unreasonably withheld, conditioned or delayed), to an Affiliate so long as, prior to the First Change of Control, Licensee and such Affiliate assignee arrange to preserve or duplicate, the anti-dilution protection and other rights provided to Licensor under this Agreement (including, but not limited to, the Success Fee set forth in Section 4.5 hereof), the Subscription Agreements and any other corporate documentation entered into by Subscribers in connection with the Subscription Agreements (inclusive of any investors’ rights agreement, right of first refusal and co-sale agreement, voting agreement or other similar corporate document). Any assignment or transfer in circumvention of the foregoing shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

10.4    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter, including without limitation the Exclusive Option Agreement.

10.5    Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) the word “law” (or “laws”) when used herein means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any then-current modification, amendment and re-enactment thereof, and any legislative provision substituted therefor. The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.6    Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any right or failure to act in a specific instance shall related only to such instance and shall not be construed as an agreement to waive any right or fail to act in any other instance, whether or not similar.

10.7    Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the invalid or unenforceable provision.

10.8    Use of Name. Neither Party shall not use the other Party’s name (except in connection with disclosures permitted under Article 6) or logo without the other Party’s express prior written consent, which consent may be granted in the context of the Parties mutually approving a press release or other public disclosure related to this Agreement.

10.9    Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

10.10    Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including pandemic, fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. For the avoidance of doubt, the COVID-19 pandemic as occurring at the Effective Date shall not be deemed a Force Majeure event under this Section 10.10

10.11    Dispute Resolution.

(a)    Escalation. If any dispute arises out of or relates to this Agreement, the Parties agree to first seek to resolve such dispute by referring such dispute to the respective Chief Executive Officers of Licensor and Licensee for resolution. Such referral shall take place within [***] after a written request by either Party to the other Party that resolution by the Chief Executive Officers be attempted. If, after an additional [***], the Chief Executive Officers of Licensor and Licensee have not succeeded in negotiating a resolution of the dispute, and a Party wishes to pursue the matter, such Party may initiate binding arbitration in accordance with Section 10.11(b).

(b)    Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement, including a dispute as to the validity or existence of this Agreement, that has not been resolved pursuant to Section 10.11(a) shall be resolved through binding arbitration in Munich, Germany by a single arbitrator pursuant to the Arbitration Rules of the Deutsche Institution für Schiedsgerichtsbarkeit e.V. (“DIS Rules”) and unless agreed by the Parties, or the arbitrator rules otherwise, the following shall apply:

(i)    A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute.

(ii)    The arbitration will be heard and determined by one (1) arbitrator, who will be jointly selected by the Parties.

(iii)    If, within [***] following the date upon which a claim is received by the respondent, the Parties cannot agree on a single arbitrator, the arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being selected by the two Party-appointed arbitrators. If either Party fails to select an arbitrator, or if the Party-appointed arbitrators cannot agree on a third arbitrator within [***] of the respondent receiving the claim, such arbitrator will be appointed in accordance with the DIS Rules.

(iv)    The arbitrator shall use his or her best efforts to make an award on each disputed issue within [***] after the completion of the arbitration. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(v)    The attorneys’ fees of the Parties in any arbitration, fees of the arbitrator, and costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(vi)    Any arbitration pursuant to this Section 10.11 shall be conducted in Munich, Germany. Any arbitration award may be entered in and enforced by any court of competent jurisdiction.

(c)    No Limitation. Nothing in this Section 10.11 shall be construed as limiting in any way the right of a Party to seek an injunction or other equitable relief with respect to any actual or threatened breach of this Agreement or to bring an action in aid of arbitration. Should any Party seek an injunction or other equitable relief, or bring an action in aid of arbitration, then for purposes of determining whether to grant such injunction or other equitable relief, or whether to issue any order in aid of arbitration, the dispute underlying the request for such injunction or other equitable relief, or action in aid of arbitration, may be heard by the court in which such action or proceeding is brought.

10.12    Offset Rights. Notwithstanding anything to the contrary in this Agreement, neither Party may, at any time or for any reason, offset any payments due to the other Party or its Affiliates under this Agreement.

10.13    No Third Party Beneficiaries. No Person other than Licensee, Licensor and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

10.14    Independent Contractors. It is expressly agreed that Licensee and Licensor shall be independent contractors and that the relationship between Licensee and Licensor shall not constitute a partnership, joint venture or agency. Neither Licensee nor Licensor shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

10.15    Further Assurances. Each Party shall at its own cost from time to time, on being required to do so by the other Party, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the other Party for giving full effect to this Agreement and securing to the other Party the full benefit of the rights, powers, privileges and remedies conferred upon the other Party in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CULLINAN FLORENTINE CORP.	DEUTSCHES KREBSFORSCHUNGSZENTRUM

By:	/s/ Philipp Matthias Seimel	By:	/s/ Dirk Kuck

Name:	Philipp Matthais Seimel	Name:	Dr. Dirk Kuck

Title:	Title:

Date:	August 31, 2020	Date:	August 31, 2020

Address:	[***]	Address: [***]
	[***]	[***]
	[***]	[***]
	[***]	[***]

EBERHARD KARLS UNIVERSITY OF TUEBINGEN, FACULTY OF MEDICINE	UNIVERSITÄTSMEDIZIN GESELLSCHAFT FÜR FORSCHUNG UND ENTWICKLUNG MBH, TÜBINGEN

By:	/s/ Tobias Anton Schneider	By:	/s/ Tobias Anton Schneider

Name:	Dr. Tobias Anton Schneider	Name:	Dr. Tobias Anton Schneider

Title:	Title:

Date:	August 31, 2020	Date:	August 31, 2020

Address:	[***]	Address:	[***]
	[***]	[***]
	[***]	[***]
	[***]	[***]

[SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT]

Exhibit A

Licensed Patent Rights

[***]

Exhibit B

Licensed Know-How

[***]

[***]

Exhibit C

Technical Information

[***]

[***]

Exhibit D

Performance Benchmarks

Event	Timing
Creation of Master Cell Bank	12 months from the Effective Date
[***]	[***]
[***]	[***]
[***]	[***]

Exhibit E

Subscription Agreements

[See attached pages]